Exhibit no. 4.(a).47

The State of Israel
Ministry of Communications

General License for Partner Communications Ltd. for the Provision of
Mobile Radio Telephone (MRT) Services using the Cellular Method

Amendment No. 34

By virtue of the powers of the Minister of Communications under Article 4 (e) of the Communications Law (Telecommunications and Broadcasts), 5742-1982, that have been delegated to us, by all our other powers under any law and after having given Partner Communications Company Ltd. (hereinafter: “Partner”) the opportunity to present their arguments regarding this matter, we hereby amend the General License for the provision of mobile radio telephone (MRT) services using the cellular method granted to Partner on 7 April 1998, as follows:

Replacement of Annex M

1.	Instead of the existing “Annex M” shall come the new “Annex M” attached hereto.

Commencement

2.	The new Annex M shall be effective as of 30 March 2006.

(2 March, 2006)

(sgd) —————————————— Avi Balashnikov Director-General	(sgd) —————————————— Haim Giron, Adv. Senior Deputy Director-General, Engineering and Licensing

Annex M-Adult Voice Services

1.	Definitions

1.1	In this Annex:

"Licensee"	–	A party that has received from the Minister a general license to provide Wireline Domestic Telecommunications Services or to provide MRT Services;

"Telephone Bill"	–	A statement that the Licensee provides to a Subscriber for services rendered;

"Writing"	–	Including by means of a facsimile machine or electronic mail;

"Service Number"	–	A set of numbers that have been allocated by the Licensee to a Service Provider of Adult Voice Services, available by dialing a phone number, subject to the provisions of the Numbering Plan and administrative provisions for this purpose, and which the dialing of such numbers after the Dialing Code will allow the Subscriber access to Adult Voice Services;

"Service Provider"	–	Whoever provides Adult Voice Services through the Network and the payment for the service is done through the Telephone Bill; for the purpose of Adult Voice Services available by dialing a phone number, the access to the service shall be done by a Service Number,

"Dialing Code"	–	A domestic dialing code by a plan set by the Ministry for the purpose of Adult Voice Services;

"The Network"	–	the Public Telecommunications Network of the Licensee;

"Adult Voice Services"	–	A voice service or display of a voice or contractual message of sexual content, including a recorded message, provided through a public telecommunications installation, either directly or indirectly, including a service for encounters, conversations (chat) or relaying of messages between occasional callers, that are intended or serves as, even partially, for sexual purposes, and including the following:

(1)	service available by dialing a telephone number provided by the Service Provider;

(2)	access service to a closed database of content, including multimedia files provided by the Licensee or someone else that provides the service with the consent of the Licensee (" the Cellular Portal"); for implementation purposes that are included in the Cellular Portal and that allow access to sites on the internet ("Linked Site"), internet sites that are accessed via the Linked Sites will also be considered as part of the Cellular Portal;

For this matter, "indirectly"-including connecting from terminal equipment of a subscriber as a pre-requisite for providing the service or charging for it;

"Payment Regulations"	–	Communication Regulations (Telecommunications and Broadcasting) (Payments for Telecommunication Services), 2005

"Special Payment"	–	A fee set forth in Article 6, and which the Subscriber must pay for Adult Voice Services in addition to the Regular Payment;

"Duration Payment"	–	A Special Payment set in accordance with the the amount of time that the Subscriber uses the Adult Voice Services;

"Regular Payment"	–	One of the following:

(a)	In a call within the Network-payment that shall not exceed the fixed payment in accordance with the tariff settlement between the Subscriber and the Licensee regarding a call to another subscriber within the same network;

(b)	In a call from one MRT network to another MRT network or to a DO Network-payment as set forth in sub-section (a) in addition to a fee that shall not exceed 0.50 NIS per minute (including VAT).

(c)	In a call from the Bezek Corporation Network to an MRT network-payment that shall not exceed the fee set forth in section "D" in chart A of the First Supplement to the Payment Amendments, in addition to 0.50 NIS per minute (including VAT).

(d)	In a call from a DO Network, excluding the Bezek corporation network, to an MRT network-payment that shall not exceed the payment set forth in the payment schedule between the subscriber of the domestic telecommunications provider and the domestic telecommunications provider, regarding a call to another subscriber on the same network, in addition to 0.50 NIS per minute (including VAT).

(e)	In Adult Voice Services that are provided through a Cellular Portal-payment that shall not exceed the set payment in accordance with the payment schedule between the subscriber and the Licensee regarding access service to the Cellular Portal.

2.	Access to Adult Voice Services

2.1	Subject to Article 4 below, the access to Adult Voice Services for a Subscriber available by dialing, shall be done through the Dialing Code and the Service Number.

3.	Allocation of a Service Number

3.1	For Adult Voice Services available by dialing, the Licensee may allocate a Service Number to a Service Provider; If the Licensee allocates such a Service Number, the Licensee shall allow the Service Provider to offer its services both to the Licensee’s Subscribers as well as to the subscribers of other licensees.

4.	Barring Access to Adult Voice Services

4.1	The Licensee shall bar access to the Adult Voice Services from all Terminal Equipment connected to the Network; without derogating from the above, for the purpose of barring access to Adult Voice Services available by the Cellular Portal, the Licensee may use blocking devices, including content filter programs, as long as they effectively prevent the access to such service.

4.2	A Subscriber over 18 years of age may request that the Licensee remove the bar set forth in Article 4.1 from the Terminal Equipment in his possession.

4.3	A Subscriber’s request to remove the bar shall be either in Writing or an oral request, as long as the Licensee has set out procedures for credible identification of the Subscriber making the request.

4.4	If a Subscriber requests to remove the bar, the Licensee shall remove the bar within a reasonable amount of time, so as to allow the Subscriber access to Adult Voice Services through the Terminal Equipment in his possession.

4.5	If the bar to Adult Voice Services has been removed, and the Subscriber requests to bar access from his Terminal Equipment to such services, the Licensee shall bar access as quickly as possible and in any case, no later than two working days from the date of receipt of the Subscriber’s request.

4.6	The first removal of the bar to Adult Voice Services that was done in accordance with the Subscriber’s request as set forth in Articles 4.2 and 4.3 shall be done free of charge; the Licensee shall be allowed to charge the Subscriber a reasonable fee for any additional bars to Adult Voice Services or for any additional removal of bars, that are done in accordance with the Subscriber’s request.

5.	Preliminary Registration

Notwithstanding the abovementioned in Article 4, the Licensee may deem necessary preliminary registration of the Subscriber in order to receive a password that will be conditional for receiving Adult Voice Services. The provisions of this Article shall not derogate from the abovementioned in Articles 4.2-4.3

6.	Setting Special Payment

If Special Payment is set for Adult Voice Services, the amount shall be set by the Licensee or by an agreement between the Licensee and the Service Provider.

7.	Charging the Subscriber for Adult Voice Services

7.1	If Special Payment is set for Adult Voice Services, the Licensee shall display the charge for the service in the Telephone Bill separately from the charges for other services of the Licensee, unless the Subscriber requests otherwise.

7.2	The Licensee shall provide the Subscriber within ten (10) working days with the details of the Special Payment for Adult Voice Services in accordance with the following:

a.	The Service Number allocated for the service;
b.	The date and time of receipt of the service;
c.	The time unit charges-a charge in accordance with the duration- the number of time unit charges that were counted or the total amount of the Special Payment; in case of charging according to data volume (for example-MB, KB)-the number of data volume units of the data that were transmitted;

d.	The amount charged for that service.

The Licensee may collect a reasonable payment for providing the details of the Special Payment.

8.	Announcement Obligation

8.1	If Special Payment is set for Adult Voice Services provided through the Network, the Licensee shall play, either himself or through the Service Provider at the beginning of the call, a recorded message that includes the following details:

a.	The essence of the service;
b.	The amount of the Special Payment for the service, either the total amount, by Duration Payment or volume transmission, whichever is relevant;
c.	The possibility to disconnect from the service free of charge before the sound of the tone, as set forth in Article 8.4.

8.2	The recorded message shall be in the language that the Adult Voice Services are provided, in clear and fluent language, at a reasonable pace and without any recording distortions.

8.3	At the beginning of the Adult Voice Services that are provided in a language other than Hebrew, a message will be played that details the language the service is provided in and afterwards the recorded message will be played in the language the service is provided, as set forth in Articles 8.1 and 8.2.

8.4	At the end of the recorded message as set forth in Article 8.1, the caller will have 5 seconds after which a tone will be played to indicate the beginning of the receipt of the Adult Voice Services; If the caller disconnects before the tone is played, he shall not be charged the Special Payment. Alternatively, the caller will be required to punch a certain key in his Terminal Equipment in order to confirm his wish to receive the service, and only from that moment will the Subscriber will charged the Special Payment.

8.5	If Special Payment is set for Adult Voice Services available by accessing the Cellular Portal, the Licensee shall notify the subscriber of the service charge in a clear and prominent manner, while allowing the subscriber the ability to disconnect from the service with being charged the Special Payment.

9.	The Relationship between the Licensee and the Service Provider

9.1	The Licensee may allow the Service Provider to perform Telecommunication Activities through the Licensee’s installations in order to provide Adult Voice Services; The Service Provider shall be exempt from the duty to receive a license to perform Telecommunication Activities in accordance with the provisions of Article 3 (5) of the Law.

9.2	The Licensee shall include the provisions of this Annex, with the necessary changes, in the agreement between himself and a Service Provider, in such a manner that the Service Provider must comply with these provisions.

9.3	The Licensee shall provide the Director, in accordance with his request, with any agreements between the Licensee and a Service Provider.

10.	Interconnection

10.1	The conditions for Interconnection between the Network and the Public Telecommunication Network of another licensee, with respect to the provision of services for charging and collecting by one licensee for another licensee, for the provision of Adult Voice Services through the network for the subscribers of another licensee, shall be set forth in an agreement between the Licensee and the other licensee; should the parties not reach an agreement , the Minister shall decide the matter.

10.2	The Licensee shall pass to the Director, upon his request, a signed copy of any agreement between the Licensee and another licensee regarding the matter of Interconnection.

11.	General

11.1	The Licensee shall be responsible for handling complaints of customers of the Adult Voice Services, regarding Subscriber problems in accessing the service, problems of charges and collection regarding the service, and shall create for this purpose a mechanism to handle customer complaints; The Service Provider shall be responsible for handling customer complaints regarding the contents of the service. If the Licensee provides the Adult Voice Service himself, the Licensee shall also be responsible for handling customer complaints regarding the contents of the service.

11.2	The Licensee shall not be allowed to disconnect, stop or impair the basic telephone service of a Subscriber that contests the payment for Adult Voice Services and refuses to pay, however he may disconnect such a Subscriber from the receipt of further Adult Voice Services.

11.3	The Licensee shall not pass the details of the Subscriber to the Service Provider or anyone else without written confirmation of the Subscriber and after verifying the credibility of the confirmation.

11.4	The Licensee shall give any Subscriber who so requests, free of charge, within three (3) working days, details regarding the Service Provider as follows:

a.	The name and address of the provider.
b.	The phone number by which the provider can be reached.

11.5	This Annex shall also apply with the necessary changes, to the provision of Adult Voice Services that are provided as a network service only to the Subscribers of the Licensee.

11.6	The Licensee may provide the Adult Voice Services himself and the provisions of this Annex will apply with the necessary changes.